Exhibit 99.2

Execution Version

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 14, 2016 (this “Agreement”), between Melco Leisure and Entertainment Group Limited, a company incorporated under the laws of the British Virgin Islands (the “Buyer”), and Crown Asia Investments Pty. Ltd. a registered Australian company (the “Seller”).

RECITALS

A. The Seller owns 404,229,043 of the issued and outstanding ordinary shares (the “Shares”), of Melco Crown Entertainment Limited, a company incorporated under the laws of the Cayman Islands with limited liability (the “Company”).

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, a portion of the Shares.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Shares.

(a) Subject to Section 1.1(b), and Section 1.1(c), upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase, and the Seller shall sell, convey, assign, transfer and deliver 198,000,000 Shares (the “Sale Shares”), free and clear of all Encumbrances (as defined below), to the Buyer for an aggregate purchase price of U.S.$1,188,000,000 (subject to adjustment in accordance with the provisions of Section 1.2), less the aggregate amount of any and all dividends (whether “quarterly”, “ordinary” or “special” ), other than any Excluded Dividend (as defined below), paid or payable to the Seller in respect of the Sale Shares1 on or after the date of this Agreement (the “Purchase Price”). “Excluded Dividend” means any “quarterly” or “ordinary” dividend that is declared or has a record date for payment at any time on and from 15 February 2017 until Closing.

(b) The agreement to sell and buy the Sale Shares in Section 1.1(a) is not, and is not deemed to be, entered into, and therefore is not binding or enforceable, until the date when the condition described in Section 5.1(b) and Section 5.2(b) (“Condition Precedent to Agreement”) is satisfied. For the avoidance of doubt all the provisions of this Agreement, other than Section 1.1(a), are binding and enforceable on the parties on the date this Agreement has been executed and delivered by each of the parties.

[1]	On the basis that the Seller is the registered holder of the Sale Shares on the record date for payment of the dividend.

(c) On the date on which the Condition Precedent to Agreement is satisfied, the agreement to sell and buy the Sale Shares in Section 1.1(a) will be, and will be deemed for all purposes to be, entered into, without any further action required on the part of any party, and the agreement to sell and buy the Sale Shares will be wholly on the terms set out herein and, thereupon and only then, will the agreement to sell and buy the Sale Shares become binding and enforceable on the parties.

Section 1.2 Adjustment. The amount of U.S.$1,188,000,000 specified in Section 1.1 as a component of the Purchase Price (the “Base Purchase Amount”) shall be increased in the following circumstances:

(a) If any “quarterly” or “ordinary” dividend is declared on and from 15 February 2017 until Closing and has a record date after Closing and is received by the Buyer or its nominee as registered holder of the Sale Shares, the amount of such dividend received by the Buyer or its nominee (or any transferee of the Buyer or its nominee or any subsequent transferee) in respect of the Sale Shares shall be added to the Base Purchase Price;

(b) If Closing occurs on or after 1 March 2017 and on or before 30 April 2017, there shall be added to the Base Purchase Amount an amount calculated at a rate of 0.5% of the Base Purchase Amount per month in respect of the period commencing on (and including) 1 March 2017 and ending on (and including) the earlier of (i) the calendar day immediately preceding the date on which Closing occurs and (ii) 30 April 2017. Such amount shall be deemed to accrue on a daily basis. Any amount required to be prorated in respect of a Closing occurring on or prior to 30 April 2017 shall be calculated as the monthly amount divided by the number of calendar days in the respective month.

(c) If Closing occurs on or after 1 May 2017 and on or before 30 June 2017, there shall be added to the Base Purchase Amount (i) the amount calculated in accordance with Section 1.2(b) in respect of the period from 1 March 2017 to 30 April 2017 and (ii) an additional amount calculated at a rate of 1.0% of the Base Purchase Amount (being the amount of US$1,188,000,000, prior to the addition of any amount pursuant to Section 1.2(b)) per month in respect of the period commencing on (and including) 1 May 2017 and ending on (and including) the earlier of (i) the calendar day immediately preceding the date on which Closing occurs and (ii) 30 June 2017. The amount referred to in clause (ii) shall be deemed to accrue on a daily basis. Any amount required to be prorated under clause (ii) in respect of a Closing occurring on or after 1 May 2017 but on or prior to 30 June 2017 shall be calculated as the monthly amount divided by the number of calendar days in the respective month.

Notwithstanding the foregoing, the provisions of Sections 1.2(b) and 1.2(c) shall not apply, and the Base Purchase Amount shall not be increased, to the extent that Closing is delayed due to the Seller’s breach or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement, or any inaccuracy in any representation or warranty given by the Seller pursuant to this Agreement.

For the avoidance of doubt, if this Section 1.2 applies it remains the case that the entire aggregate amount of any and all dividends (whether “quarterly, “ordinary” or “special”), other than an Excluded Dividend, paid or payable to the Seller in respect of the Sale Shares on or after the date of this Agreement shall be deducted from the Base Purchase Amount (as increased pursuant to this Section 1.2), in order to calculate the Purchase Price.

Section 1.3 Closing. The sale and purchase of the Sale Shares shall take place at a closing (the “Closing”) to be held electronically at 10:00 a.m., Hong Kong time (or at such place or other time as the Buyer and the Seller may mutually agree in writing), on the Closing Date. At the Closing, (a) the Buyer shall deliver to the Seller an amount equal to the Purchase Price, in U.S. dollars, in immediately available funds and (b) the Seller shall deliver to the Buyer evidence satisfactory to the Buyer (acting reasonably) of the registration of the Sale Shares in the name of the Buyer in the stock records of the Company.

Section 1.4 Closing Date. In this Agreement, Closing Date means:

(a) the fifth (5) Business Day (being a day on which banks are open for business in Hong Kong and New York, but excluding a Saturday, Sunday or public holiday) immediately following the first day on which all the conditions set forth in Article V (other than those conditions which by their nature can be satisfied only on Closing, but subject to the satisfaction or waiver of such conditions) are satisfied (or waived in accordance with Section 5.1 or Section 5.2); or

(b) any other date agreed in writing by the Seller and the Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 2.1 Organization and Qualification. The Seller is a company duly organized, validly existing and in good standing under the laws of Australia.

Section 2.2 Authority. The Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by the Seller of this Agreement, and the consummation of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and is legal, valid, binding and enforceable upon and against the Seller.

Section 2.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transaction contemplated hereby do not and will not (a) violate any provision of the organizational documents of the Seller; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”) applicable to the Seller; (c) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance upon any property or right of the Seller pursuant to any contract, agreement, license, permit or other instrument to which the Seller is a party or by which the Seller or any of the Company’s properties, assets or rights may be bound, affected or benefited, other than in respect of the requirements in the Shareholders’ Deed between (among others) the Company, the Buyer, the Seller dated 12 December 2007 (as amended from time to time) (“MCE Shareholders’ Deed”) in respect of which consents have been obtained as at the date of this Agreement; (d) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of the Seller or (e) other than the consent of the Macau Government which is a condition of Closing under Section 5.1(b) and Section 5.2(b) and is also a Condition Precedent to Agreement, require any consent or approval of, registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof (a “Governmental Authority”).

Section 2.4 Sale Shares. The Seller is the record and beneficial owner of the Sale Shares, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind (other than any restriction arising under the MCE Shareholders’ Deed) (collectively, “Encumbrances”). The Seller has the right, authority and power to sell, convey, assign, transfer and deliver the Sale Shares to the Buyer. Upon delivery to the Buyer of the Sale Shares at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Sale Shares, free and clear of any Encumbrance (other than any restriction arising under the MCE Shareholders’ Deed).

Section 2.5 Litigation. As at the date of this Agreement, there is no claim, action, suit, proceeding, inquiry, investigation or arbitration by or before any governmental, regulatory, administrative, judicial or arbitral body (an “Action”) pending or threatened (a) to restrain or prevent the consummation of the transaction contemplated hereby or (b) that is reasonably likely to affect the right of the Buyer to own and vote the Sale Shares, nor is there any basis for any of the foregoing.

Section 2.6 Related Party Interests and Transactions. There is no undisclosed agreement, arrangement or understanding between the Seller, any of the Seller’s Affiliates, or any of their respective officers, directors or employees or any family member thereof (each of the foregoing, including the Seller, a “Related Party”), on the one hand, and the Company or any Affiliate of the Company, on the other hand, nor any undisclosed advances or other amounts owing to or from the Company by or to any Related Party. For purposes of this Agreement, “Affiliate” means, with respect to any person or entity, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise directly or indirectly, 50% or more of the voting rights attributable to the controlled corporation, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

Section 2.7 Required Consents. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transaction contemplated hereby do not and will not require any consent or approval of any Governmental Authority, other than the consent of the Macau Government which is a condition of Closing under Section 5.1(b) and Section 5.2(b) and is also a Condition Precedent to Agreement.

Section 2.8 Brokers. No broker, finder or agent will have any claim against the Buyer or the Company for any fees or commissions in connection with the transaction contemplated by this Agreement based on arrangements made by or on behalf of the Seller or the Company.

Section 2.9 Disclosure. None of the representations or warranties of the Seller contained in this Agreement or any related certificate contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

Section 3.2 Authority. The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by the Buyer of this Agreement, and the consummation of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and is legal, valid, binding and enforceable upon and against the Buyer.

Section 3.3 Required Consents. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transaction contemplated hereby do not and will not require any consent or approval of any Governmental Authority, other than the consent of the Macau Government which is a condition of Closing under Section 5.1(b) and is also a Condition Precedent to Agreement.

Section 3.4 Brokers. No broker, finder or agent will have any claim against the Seller for any fees or commissions in connection with the transaction contemplated by this Agreement based on arrangements made by or on behalf of the Buyer.

Section 3.5 Financing. The Buyer has delivered to the Seller a duly executed copy of a commitment letter of Industrial and Commercial Bank of China (Macau) Limited and Industrial and Commercial Bank of China (Asia) Limited, dated as of 12 December 2016, pursuant to which those banks have agreed, subject to the terms and conditions set forth therein, to underwrite a facility providing funding to the Buyer or any of its Affiliates of up to US$1,200,000,000 (the “Commitment Letter”).

Section 3.6 Regulation S. The Buyer is buying for its own account, and not for distribution in violation of any applicable laws and (i) is not a “U.S. person” (as defined in Regulation S under the Securities Act of 1933, as amended (“Regulation S”)), (ii) is outside the United States and will be outside the United States on the Closing Date and (iii) did not acquire the Sale Shares as a result of any directed selling efforts in the United States (within the meaning of Regulation S). The Buyer further acknowledges and agrees that the Shares purchased hereunder may be “restricted securities” (as defined in Rule 144 under the Securities Act), and may not be offered, sold or otherwise transferred unless such transaction is registered under the Securities Act or exempt therefrom.

Section 3.7 Regulation M. The Buyer (A) has not and shall not effect any stabilization transactions or engage in any stabilization activity in connection with the Shares or other equity securities of the Company in contravention of Regulation M under the Exchange Act and (B) has not directly or indirectly bid for, purchased or attempted to induce any person to bid for or purchase the Shares in contravention of Regulation M under the Exchange Act.

ARTICLE IV

COVENANTS

Section 4.1 Notification of Certain Matters. A party (“Notifying Party”) shall give prompt written notice to the other party of (a) the occurrence or non-occurrence of any event that would render any representation or warranty of the Notifying Party, if made on or immediately following the date of such event, untrue or inaccurate; (b) any failure of the Notifying Party to comply with any covenant or agreement to be complied with by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the other party’s obligations hereunder; (c) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the consummation of the transaction contemplated by this Agreement or (d) any Action pending or threatened in connection with the transaction contemplated by this Agreement. No such notice shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 5.1, the compliance by a party with any covenant set forth herein or a party’s rights to indemnification pursuant to Section 8.2.

Section 4.2 Financing. The Buyer shall use its reasonable endeavours to cause the financing contemplated by the Commitment Letter, subject to the terms and conditions set forth therein, to be available at Closing up to an amount sufficient to enable the Buyer to pay the Purchase Price and consummate the transaction contemplated by this Agreement; provided, however, that if funds in the amount required to enable the Buyer to pay the Purchase Price become unavailable to the Buyer on the terms and conditions set forth in the Commitment Letter, the Buyer shall use its commercially reasonable best endeavours to obtain such funds to the extent available on terms and conditions no less favourable in the aggregate to the Buyer than as set forth in the Commitment Letter (the “Alternate Financing”).

Section 4.3 Closing Conditions. From the date hereof until Closing, each party hereto shall use its commercially reasonable best endeavours to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article V. Without prejudice to the generality of the foregoing, each party hereto shall:

(a) use its commercially reasonable best endeavours to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the satisfaction of the closing conditions set forth in Article V and for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement;

(b) cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and to satisfy the other conditions to closing set forth in Article V; and

(c) not willfully take or fail to take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and/or approvals.

Section 4.4 Further Assurances. The Seller, at its sole cost and expense and without expense to the Buyer, shall from time to time do such further acts and execute and deliver such further documents regarding its obligations hereunder as may be reasonably required solely for the purpose of confirming unto the Buyer the validity of any documents of conveyance and/or transfer required to be delivered at Closing.

Section 4.5 Seller to Remain Record Holder of Sale Shares up to Closing. The Seller shall remain the record holder of the Sale Shares at all times during the period from the date of this Agreement to immediately before Closing.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion, other than Section 5.1(b) which cannot be waived:

(a) The representations and warranties of the Seller contained in this Agreement shall be true and correct both when made and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Seller shall have performed all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing. The Buyer shall have received a certificate of a duly authorized officer of the Seller to the effect set forth in the preceding sentences.

(b) The consent of Macau Government for the consummation of the transaction contemplated by this Agreement shall have been obtained.

(c) All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transaction contemplated by this Agreement shall have been obtained or filed.

(d) No Governmental Authority shall have enacted, issued, promulgated or enforced any Law that prohibits the consummation of the transaction contemplated by this Agreement.

(e) No Action shall be pending or threatened (i) challenging the transaction contemplated by this Agreement or otherwise seeking damages in connection therewith or (ii) seeking to prohibit or limit the ability of the Buyer to exercise full rights of ownership of the Sale Shares or to operate or control the assets, property and business of the Company after the Closing Date.

(f) The Buyer shall have received executed originals of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by the Seller or the Company directly in connection with the consummation of the transaction contemplated by this Agreement, including (without limiting the generality of the foregoing) approval by shareholders of Melco International Development Limited (“MIDL”), which it is anticipated will be fulfilled by written approval by a closely allied group of shareholders of MIDL as permitted by Rule 14.44 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

(g) The Buyer shall have received a certification of non-foreign status executed by the Seller satisfying the requirements of Section 1.1445-2(b)(2)(i) of the United States Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended.

(h) The Buyer shall have received such other documents necessary to give effect to the transfer of the Sale Shares to the Buyer as the Buyer may reasonably request.

(i) The Buyer shall have received financing sufficient to enable the Buyer to pay the Purchase Price and consummate the transaction contemplated by this Agreement, under the facility contemplated by the Commitment Letter or any Alternate Financing.

Section 5.2 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion, other than Section 5.2(b) which cannot be waived:

(a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Buyer shall have performed all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing. The Seller shall have received a certificate of a duly authorized officer of the Buyer to the effect set forth in the preceding sentences.

(b) The consent of Macau Government for the consummation of the transaction contemplated by this Agreement shall have been obtained.

(c) All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transaction contemplated by this Agreement shall have been obtained or filed.

(d) No Governmental Authority shall have enacted, issued, promulgated or enforced any Law that prohibits the consummation of the transaction contemplated by this Agreement.

Section 5.3 Keep the Seller Informed. From the date hereof until Closing, the Buyer must promptly inform the Seller about the actions taken to satisfy the conditions in Section 5.1(b) (“Macau Government Condition”) and Section 5.1(i) (“Financing Condition”) by providing the Seller with copies of any application, notice or written document filed or received in connection with the Macau Government Condition and regular reports on the status of the Financing Condition and Macau Government Condition.

ARTICLE VI

DEPOSIT

Section 6.1 Payment of Deposit. The Buyer shall pay a deposit in the amount of US$100,000,000 (the “Deposit”) to the Seller upon the execution of this Agreement. The Deposit shall be held by the Seller and applied upon the following terms and conditions:

(a) pending Closing or termination of this Agreement the Seller shall hold the Deposit in a segregated interest-bearing account held with ANZ Bank (Australia & New Zealand) Banking Group Limited;

(b) the Deposit, together with all interest accrued on it (and despite clause Section 9.2, net of applicable taxes on all interest accrued whether the taxes are liabilities of the Seller or any Australian tax consolidated group of which the Seller is a member), shall on Closing represent part payment of the Purchase Price and shall be considered as being paid to the Seller on Closing as provided in Section 1.3;

(c) if the Buyer terminates this Agreement pursuant to Section 7.1(b), the Deposit (together with all interest accrued on it) shall be refunded to the Buyer by the Seller upon such termination; and

(d) if the Seller terminates this Agreement pursuant to Section 7.1(c) or this Agreement terminates pursuant to Section 7.2, the Deposit (together with all interest accrued on it) shall be forfeited by the Buyer and retained by the Seller for itself absolutely.

ARTICLE VII

TERMINATION

Section 7.1 Termination by Buyer or Seller. This Agreement may be terminated at any time prior to the Closing only:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Buyer by written notice to the Seller if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.1 or a failure to satisfy the Seller’s obligations at Closing as specified in Section 1.3 and such breach, inaccuracy or failure is incapable of being cured by 30 June 2017 (the “Longstop Date”) or, if capable of being so cured, has not been cured by the Seller within ten days of the Seller’s receipt of written notice of such breach, inaccuracy or failure from the Buyer; provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2; or

(c) by the Seller by written notice to the Buyer if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2, a failure to satisfy the Buyer’s obligations at Closing as specified in Section 1.3 or a failure to satisfy the obligation to pay the Deposit under Section 6.1 and such breach, inaccuracy or failure is incapable of being cured by the Longstop Date or, if capable of being so cured, has not been cured by the Buyer within ten days of the Buyer’s receipt of written notice of such breach, inaccuracy or failure from the Seller, provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.1.

Section 7.2 Termination if Conditions Not Satisfied by Longstop Date. Unless otherwise agreed by the Buyer and the Seller, this Agreement shall terminate at 11:59 p.m., Hong Kong time, on the Longstop Date if the conditions set forth in Article V (other than those conditions which by their nature can be satisfied only on Closing, but subject to the satisfaction or waiver of such conditions) have not been satisfied or waived prior to that time.

Section 7.3 No Other Termination Rights. This Agreement may only be terminated pursuant to Section 7.1 or terminate pursuant to Section 7.2. Any and all other rights of termination and/or rescission arising under applicable law are hereby expressly excluded.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Seller and the Buyer contained in this Agreement and any certificate or other document delivered pursuant hereto or in connection with the transaction contemplated hereby shall be continuing and survive the Closing.

Section 8.2 Indemnification. Each party (“the Indemnifying Party”) shall save, defend, indemnify and hold harmless the other party (“the Indemnified Party”) and its Affiliates and the respective officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”), successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) but not including any indirect or consequential loss (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Indemnifying Party contained in this Agreement or any certificate delivered pursuant hereto or in connection with the transaction contemplated hereby; and

(b) any breach of any covenant or agreement by the Indemnifying Party contained in this Agreement.

Section 8.3 Procedures. Payment of amounts due under this indemnity shall be made promptly upon demand by the indemnified party as and when incurred by wire transfer of immediately available funds to an account designated in writing by the indemnified party to the indemnifying party.

Section 8.4 Indemnification by the Seller with respect to Stock Loan.

(a) The Seller shall indemnify the Buyer in respect of:

(i) any Losses incurred, sustained or suffered by the Buyer as a result of a termination of any Stock Loan by the Buyer by reason of a Default in respect of any of UBS AG, London Branch, Deutsche Bank AG, London Branch or Morgan Stanley & Co. International Limited (each a “Borrower”) in circumstances where the Buyer is the non-defaulting party and the shares or American depositary receipts the subject of the Stock Loan have not been redelivered in full to the Buyer; and

(ii) 50% of the out of pocket costs and expenses incurred by the Buyer in connection with converting shares to American depositary receipts for the purpose of the Stock Loans and converting American depositary receipts back to shares following the expiry or termination of the Stock Loans and 100% of the reasonable legal expenses incurred by the Buyer and/or its Affiliates in connection with the Stock Loans.

(b) For the purposes of this Section 8.4, “Stock Loan” means each stock loan of shares in the Company, or American depositary receipts, made by the Buyer to a Borrower on or about the date of this agreement, governed by the terms of the Stock Loan Agreement and the related confirmations dated on or about the date of this agreement; “Stock Loan Agreement” means each master securities loan agreement between the Buyer and a Borrower dated on or about the date of this agreement; and “Default” has the meaning given to that term in the Stock Loan Agreement.

(c) If the Seller has complied in full with its obligations under Section 8.4(a), the Seller shall, subject to first entering into an agreement with the Buyer, in terms satisfactory to the Buyer (acting reasonably), relating to the conduct, funding and settlement of any such legal proceedings and indemnifying the Buyer in respect of any and all Losses, costs and expenses incurred by the Buyer in connection with any such proceedings, be entitled for its own benefit to institute or assume conduct of legal proceedings in the name of the Buyer against any Borrower and to have those proceedings conducted under its management and control, and at the Seller’s sole cost, and to have the benefit of any judgment entered against any Borrower or the proceeds of any settlement resulting from any such legal proceedings.

Section 8.5 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transaction contemplated hereby is consummated, the Indemnified Party hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Indemnified Party or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, the Indemnifying Party agrees that as knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the Indemnifying Party, the Indemnifying Party shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of the Indemnified Party or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Indemnified Party or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Seller or the Buyer in accordance with the specific terms hereof or were otherwise breached by the Seller or the Buyer. It is accordingly agreed as set forth below in this Section 9.1.

(b) If the conditions to Closing of the Seller under Section 5.2 are fulfilled on or prior to the Longstop date, the Buyer shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which it is entitled at law or in equity. The Seller agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the Buyer has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(c) If the conditions to Closing of the Buyer under Section 5.1 are fulfilled on or prior to the Longstop date, the Seller shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which it is entitled at law or in equity. The Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the Seller has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transaction contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions is consummated. The Seller shall also pay any transfer, income, capital gains, stamp duty and other tax incurred by the Seller or for which the Seller or any of its Affiliates may otherwise be liable as a result of the consummation of the transaction contemplated hereby. The Buyer or the Company shall pay or be liable for any fee, expense, tax or liability described in this Section for which the Buyer or any of its Affiliates may otherwise be liable as a result of the consummation of the transaction contemplated hereby.

Section 9.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.4 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, e-mail, overnight courier or registered or certified mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing by such party:

if to the Buyer, to:

Melco Leisure and Entertainment Group Limited

38th Floor, The Centrium

60 Wyndham Street

Hong Kong

Fax: +852 3162 3579

Email: EvanWinkler@melco-group.com / VincentLeung@melco-group.com

Attention: Managing Director / Company Secretary

if to the Seller, to:

Crown Resorts Limited

Crown Towers, 8 Whiteman Street

Southbank, Victoria, 3006

Fax: +61 3 9292 8808

Email: michael.neilson@crownresorts.com.au

Attention: C/- Michael Neilson, General Counsel & Company Secretary

With a copy to:

Ashurst Hong Kong

11/F Jardine House, 1 Connaught Place

Central, Hong Kong

Fax: +852 2868 0898

Email: joshua.cole@ashurst.com

Attention: C/- Joshua Cole, Managing Partner

Section 9.6 Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Hong Kong.

Section 9.7 Jurisdiction. Each party irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the courts of or exercising jurisdiction in, Hong Kong; and

(b) waives any:

(i) claim or objection based on absence of jurisdiction or inconvenient forum in respect of the jurisdiction of the Hong Kong courts; and

(ii) immunity in relation to this Agreement in any jurisdiction for any reason.

Section 9.8 Process Agents.

(a) The Buyer hereby appoints Melco International Development Limited of 38th Floor, The Centrium, 60 Wyndham Street, Hong Kong (Attention: Managing Director) as its agent for service of process in Hong Kong.

(b) The Seller hereby appoints Ashurst Hong Kong of 11/F Jardine House, 1 Connaught Place Central, Hong Kong (Attention: C/- Joshua Cole, Managing Partner) as its agent for service of process in Hong Kong.

Section 9.9 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transaction contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties and then subject to the terms and conditions of this Agreement.

Section 9.10 Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 9.11 Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Buyer may assign this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

Section 9.12 Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 9.13 Counterparts. This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED

By:	/s/ Evan Andrew Winkler
	Name:	Evan Andrew Winkler
	Title:	Director

CROWN ASIA INVESTMENTS PTY. LTD.

By:	/s/ Rowen Bruce Craigie
	Name:	Rowen Bruce Craigie
	Title:	Director

By:	/s/ Michael James Nelson
	Name:	Michael James Nelson
	Title:	Director

Stock Purchase Agreement